As filed with the Securities and Exchange Commission on October 13, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SEACHANGE INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-3197974
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

124 Acton Street

Maynard, Massachusetts 01754

(978) 897-0100

(Address of Principal Executive Offices) (Zip Code)

2005 Equity Compensation and Incentive Plan

(Full title of the plan)

William C. Styslinger, III

President, Chief Executive Officer and Chairman of the Board

SEACHANGE INTERNATIONAL, INC.

124 Acton Street

Maynard, Massachusetts 01754

(Name and address of agent for service)

(978) 897-0100

(Telephone number, including area code, of agent for service)

Copy to:

William B. Simmons, Jr., Esq.

CHOATE, HALL & STEWART LLP

Two International Place

Boston, MA 02110

(617) 248-5000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share		Proposed Maximum Offering Price	Amount of Registration Fee(3)
2005 Equity Compensation and Incentive Plan, Common Stock, $.01 par value	1,477,500 shares	$6.55	(1)	$9,677,625.00	$1,139.06
2005 Equity Compensation and Incentive Plan, Common Stock, $.01 par value	22,500 shares	$7.57	(2)	$170,325.00	$20.05
Total	1,500,000 shares			$9,847,950.00	$1,159.11

(1)	The price of $6.55 per share, which is the average of the high and low sales prices per share of Common Stock on the NASDAQ National Market System on October 11, 2005 is set forth solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”) and has been used only for those shares without a fixed exercise price.
(2)	Such shares are issuable upon exercise of outstanding options with fixed exercise prices. Pursuant to Rule 457(h) of the Securities Act, the aggregate offering price and the fee have been computed upon the basis of the price at which the options may be exercised.
(3)	Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Registration Statement covers 1,500,000 shares of common stock, $.01 par value per share of SeaChange International, Inc. (“SeaChange” or the “Company”) that are issuable under SeaChange’s 2005 Equity Compensation and Incentive Plan.

This Registration Statement contains two parts. The first part contains a Reoffer Prospectus (the “Prospectus”) prepared in accordance with the requirements of Part I of Form S-3 in accordance with Instruction C of the General Instructions to Form S-8. The second part contains information required in this Registration Statement under Part II of Form S-8.

PART I

INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Form S-8 will be sent or given to the employees, officers and directors who have been granted options, restricted stock, restricted stock units (“RSU”) or other awards (collectively with RSU, the “Awards”) under the 2005 Equity Compensation and Incentive Plan as specified by Rule 428(b)(1) of the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as Prospectuses or Prospectus Supplements pursuant to Rule 424.

PROSPECTUS

S-3 Reoffer Prospectus dated October 13, 2005

SEACHANGE INTERNATIONAL, INC.

1,500,000 Shares of Common Stock

Issuable under the 2005 Equity Compensation and Incentive Plan

This Prospectus relates to the public resale, from time to time, of an aggregate of 1,500,000 shares (the “Shares”) of our Common Stock, $.01 par value (the “Common Stock”), by certain shareholders identified below in the section entitled “The Selling Shareholders.” These Shares may be acquired upon the exercise of stock options granted pursuant to our 2005 Equity Compensation and Incentive Plan (the “Plan”), the grant of restricted stock pursuant to the Plan and the acquisition of Shares pursuant to Awards granted under the Plan.

We will not receive any of the proceeds from the sale by the Selling Shareholders of the Shares covered by this Prospectus.

We have not entered into any underwriting arrangements in connection with the sale of Shares. The Shares may be sold from time to time by the Selling Shareholders or by permitted pledgees, donees, transferees or other permitted successors in interest and may be made on the Nasdaq National Market at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

Our Common Stock is traded on the Nasdaq National Market under the symbol “SEAC”. On October 11, 2005, the closing sale price of our Common Stock on the Nasdaq National Market was $6.45 per share.

INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “ RISK FACTORS” BEGINNING ON PAGE 6.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is October 13, 2005

PROSPECTUS TABLE OF CONTENTS

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus. The Selling Shareholders, from time to time, will offer to sell Shares of Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of the Common Stock. In this Prospectus, “SeaChange International,” “we,” “our” and “us” refer to SeaChange International, Inc.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus.

SEACHANGE INTERNATIONAL, INC.

SeaChange, a Delaware corporation founded on July 9, 1993 is a world leader in digital video systems, spanning broadcast and broadband. SeaChange creates powerful server and software systems that manage, store and distribute professional quality digital video. SeaChange’s innovative products are based on a scalable, distributed software architecture and standard technology components to continually deliver exponential improvements in digital video cost-performance. As a result, SeaChange enables broadband, broadcast, satellite and new media companies to streamline operations and reduce costs, allowing for expanded services, new applications and increased revenues. SeaChange is headquartered in Massachusetts and has product development, support and sales offices throughout the world. For more information on SeaChange, visit www.schange.com.

MediaCluster and SeaChange are registered trademarks of SeaChange International, Inc.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This Prospectus includes certain statements of a forward-looking nature which reflect our current views relating to future events or our future financial performance. These forward-looking statements are only predictions and are subject to risks and uncertainties, particularly the matters set forth in “Risk Factors” below, which could cause actual events or results to differ materially from historical results or those indicated by such forward-looking statements. Any statements contained in this Prospectus that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance and are identified by words such as “may,” “will,” “could,” “should,” “expect,” “plan,” “intend,” “seek,” “anticipate,” “believe,” “estimate,” “potential,” or “continue” or other comparable terms or the negative of those terms. Forward-looking statements in this Prospectus include certain statements regarding the effect of certain legal claims against us, projected changes in our revenues, earnings and expenses, exchange rate sensitivity, liquidity, product introductions, industry changes and general market conditions. Our actual future results may differ significantly from those stated in any forward-looking statements. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. Factors that may cause such differences include, but are not limited to, the factors discussed below. Each of these factors, and others, are discussed from time to time in our filings with the SEC.

RISK FACTORS

Our future success is dependent on the continued development of the video-on-demand market and if video-on-demand does not gain broad market acceptance, our business may not continue to grow.

Our revenue growth over the last year has come predominately from sales and services related to our video-on-demand products. However, the video-on-demand market continues to develop as a commercial market and may not gain broad market acceptance. The potential size of the VOD market and the timing of its development are uncertain. The success of this market requires that broadband system operators, particularly the seven largest domestic cable system operators, continue to upgrade their cable networks to support digital two-way transmission service and successfully market video-on-demand and similar services to their cable television subscribers. Some cable system operators are still in the early stages of commercial deployment of video-on-demand service to major residential cable markets and, accordingly, to date our digital video systems have been commercially available only to a limited number of subscribers. If cable system operators fail to make the capital expenditures necessary to upgrade their networks or determine that broad deployment of video-on-demand services is not viable as a business proposition or if our digital video systems cannot support a substantial number of subscribers while maintaining a high level of performance, our revenues will not grow as we have planned.

Because our customer base is highly concentrated among a limited number of large customers, the loss of or reduced demand of these customers could have a material adverse effect on our business, financial condition and results of operations.

Our customer base is highly concentrated among a limited number of large customers, and, therefore, a limited number of customers account for a significant percentage of our revenues in any year. Our five largest customers have accounted for approximately half of our revenues in each of the past five years and our largest customer has represented approximately 50% of our revenues in fiscal 2005 and fiscal 2004. We generally do not have written agreements that require customers to purchase fixed minimum quantities of our products. Our sales to specific customers tend to vary significantly from year to year depending upon these customers’ budgets for capital expenditures and our new product introductions. We believe that a significant amount of our revenues will continue to be derived from a limited number of large customers in the future. The loss of, or reduced demand for products or related services from, any of our major customers could have a material adverse effect on our business, financial condition and results of operations.

Cancellation or deferral of purchases of our products could cause our operating results to be below the expectations of the public market stock analysts who cover our stock, resulting in a decrease in the market price of our common stock.

We derive a substantial portion of our revenues from purchase orders that exceed $1.0 million in value. Therefore, any significant cancellation or deferral of purchases of our products could have a material adverse effect on our business, financial condition and results of operations in any particular quarter due to the resulting decrease in revenue and gross margin and our relatively fixed costs. In addition, to the extent significant sales occur earlier than expected, operating results for subsequent quarters may be adversely affected because our operating costs and expenses are based, in part, on our expectations of future revenues, and we may be unable to adjust spending in a timely manner to compensate for any revenue shortfall. Because of these factors, in some future quarter our operating results may be below the expectations of public market analysts and investors which may adversely affect the market price of our common stock.

Timing of significant customer orders may cause our quarterly operating results to fluctuate, making period-to-period comparisons of our operating results less meaningful.

We have experienced significant variations in the revenue, expenses and operating results from quarter to quarter and these variations are likely to continue. We believe that fluctuations in the number of orders being placed from quarter to quarter are principally attributable to the buying patterns and budgeting cycles of broadband system operators and broadcast companies, the primary buyers of the digital advertising systems and broadcast systems, respectively. We expect that there will continue to be fluctuations in the number and value of orders received. As a result, our results of operations have in the past and likely will, at least in the near future, fluctuate in accordance with this purchasing activity making period-to-period comparisons of our operating results less meaningful. In addition, because these factors are difficult for us to forecast, our business, financial condition and results of operations for one quarter or a series of quarters may be adversely affected and below the expectations of public market analysts and investors, resulting in a decrease in the market price of our common stock.

Due to the lengthy sales cycle involved in the sale of our products, our quarterly results may vary and should not be relied on as an indication of future performance.

Digital video, movie and broadcast products are relatively complex and their purchase generally involve a significant commitment of capital, with attendant delays frequently associated with large capital expenditures and implementation procedures within an organization. Moreover, the purchase of these products typically requires coordination and agreement among a potential customer’s corporate headquarters and its regional and local operations. For these and other reasons, the sales cycle associated with the purchase of our digital video, movie and broadcast products is typically lengthy and subject to a number of significant risks, including customers’ budgetary constraints and internal acceptance reviews, over which we have little or no control. Based upon all of the foregoing, we believe that our quarterly revenues and operating results are likely to vary significantly in the future, that period-to-period comparisons of our results of operations are not necessarily meaningful and that these comparisons should not be relied upon as indications of future performance.

If there were a decline in demand or average selling prices for our broadband products, including our VOD System and SPOT System, our revenues and operating results would be materially affected.

We expect our broadband products to continue to account for a significant portion of our revenues. Accordingly, a decline in demand or average selling prices for our broadband products, whether as a result of new product introductions by others, price competition, technological change, inability to enhance the products in a timely fashion, or otherwise, could have a material adverse effect on our business, financial condition and results of operations. During fiscal 2005, our video-on-demand prices decreased approximately 33% from the prior fiscal year. In addition, we experienced a significant decline in revenues during the fourth quarter of fiscal 2005 as compared to the first three quarters of fiscal 2005. The decline in revenues in the fourth quarter was primarily attributable to a decline in video-on-demand revenues due to unanticipated delays in the order receipt, shipment and acceptance of certain orders.

If we are unable to manage our growth and the related expansion in our operations effectively, our business may be harmed through a diminished ability to monitor and control effectively our operations, and a decrease in the quality of work and innovation of our employees.

Our ability to successfully offer products and services and implement our business plan in a rapidly evolving market requires effective planning and management. Not only are we growing in size, but we are also continuing to transition towards greater reliance on our video-on-demand products for an increased portion of our revenue. Our growth has placed, and our anticipated future operations will continue to place, a significant strain on our management, administrative, operational and other resources. To manage future growth effectively, we must continue to improve our management and operational controls, enhance our internal controls over financial reporting, integrate new personnel and manage expanded operations. A failure to manage our growth may harm our business through a decreased ability to monitor and control effectively our operations, and a decrease in the quality of work and innovation of our employees upon which our business is dependent.

Our ability to compete could be jeopardized if we are unable to protect our intellectual property rights from third-party challenges.

Our success and ability to compete depends upon our ability to protect our proprietary technology that is incorporated into our broadband and broadcast products. We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. Although we have several issued patents, we cannot assure that any additional patents will be issued or that the issued patents will not be invalidated. We also enter into confidentiality or license agreements with our employees, consultants and corporate partners, and control access to and distribution of our software, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise misappropriate and use our products or technology without authorization, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. We may need to resort to litigation in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. If competitors are able to use our technology, our ability to compete effectively could be harmed.

We have been and in the future could become subject to litigation regarding intellectual property rights, which could seriously harm our business and require us to incur significant legal costs to defend our intellectual property rights.

The industry in which we operate is characterized by vigorous protection and pursuit of intellectual property rights or positions, which on occasion, have resulted in significant and often protracted litigation. We have from time to time received, and may in the future receive, communications from third parties asserting infringements on patent or other intellectual property rights covering our products or processes. We have been and currently are involved in significant intellectual property litigation, and we may be a party to litigation in the future to enforce our intellectual property rights or as a result of an allegation that we infringe others’ intellectual property. Any parties asserting that our products infringe upon their proprietary rights would force us to defend ourselves and possibly our customers or manufacturers against the alleged infringement, as many of our commercial agreements require us to defend and/or indemnify the other party against intellectual property infringement claims brought by a third party with respect to our products. These claims and any resulting lawsuit, if successful, could subject us to significant liability for damages and invalidation of our proprietary rights. In the case of a willful infringer, the definition of which is unclear, any such damages may be trebled. This possibility of multiple damages serves to increase the incentive for plaintiffs to bring such litigation. In addition, these lawsuits, regardless of their success, would likely be time-consuming and expensive to resolve and would divert management time and attention away from our operations.

Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed. In addition, any potential intellectual property litigation also could force us to stop selling, incorporating or using the products that use the infringed intellectual property or obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, although this license may not be available on reasonable terms, or at all, or redesign those products that use the infringed intellectual property. If we are forced to take any of the foregoing actions, our business may be seriously harmed.

If content providers, such as movie studios, limit the scope of content licensed for use in the digital video-on-demand market, our business, financial condition and results of operations could be negatively affected because the potential market for our products would be more limited than we currently believe and have communicated to the financial markets.

The success of the video-on-demand market is contingent on content providers, such as movie studios, permitting their content to be licensed for use in this market. Content providers may, due to concerns regarding either or both marketing and illegal duplication of the content, limit the extent to which they provide content to the video-on-demand market. A limitation of content for the video-on-demand market would indirectly limit the market for our VOD System which is used in connection with that market.

If we are unable to successfully introduce new products or enhancements to existing products, our financial condition and operating results may be adversely affected by a decrease in sales of our products.

Because our business plan is based on technological development of new products and enhancements to our existing products, our future success is dependent on our successful introduction of these new products and enhancements. In the future we may experience difficulties that could delay or prevent the successful development, introduction and marketing of these and other new products and enhancements, or find that our new products and enhancements do not adequately meet the requirements of the marketplace or achieve market acceptance. Announcements of currently planned or other new product offerings may cause customers to defer purchasing our existing products. Moreover, despite testing by us and by current and potential customers, errors or failures may be found in our products, and, even if discovered, may not be successfully corrected in a timely manner. These errors or failures could cause delays in product introductions and shipments, or require design modifications that could adversely affect our competitive position. Our inability to develop new products or enhancements on a timely basis or the failure of these new products or enhancements to achieve market acceptance could have a material adverse effect on our business, financial condition and results of operations.

Because we purchase certain of the components used in manufacturing our products from sole suppliers and we use a limited number of third party manufacturers to manufacture our products, our business, financial condition and results of operations could be materially adversely affected by a failure of these suppliers or manufacturers.

Certain key components of our products are currently purchased from a sole supplier, including a computer chassis manufactured by JMR Electronics, Inc., another computer chassis manufactured by Enclosure Concepts, Inc., an interface controller video transmission board manufactured by Cyclone Microsystems, Inc., a switch chassis manufactured by Ego Systems, a decoder card manufactured by Vela Research, Inc., an encoder card manufactured by Optibase, Inc. and certain digital video chips from Mellanox. We have in the past experienced quality control problems, where products did not meet specifications or were damaged in shipping, and delays in the receipt of these components. These problems were generally of short duration and did not have a material adverse effect on our business and results of operations. However, we may in the future experience similar types of problems which could be more severe or more prolonged. While we believe that there are alternative suppliers available for these components, we believe that the procurement of these components from alternative suppliers could take up to four months. In addition, these alternative components may not be functionally equivalent or may be unavailable on a timely basis or on similar terms. The inability to obtain sufficient key components as required, or to develop alternative sources if and as required in the future, could result in delays or reductions in product shipments which, in turn, could have a material adverse effect on our business, financial condition and results of operations.

In addition, we rely on a limited number of third parties who manufacture certain components used in our products. While to date there has been suitable third party manufacturing capacity readily available at acceptable quality levels, in the future there may not be manufacturers that are able to meet our future volume or quality requirements at a price that is favorable to us. Any financial, operational, production or quality assurance difficulties experienced by these third party manufacturers that result in a reduction or interruption in supply to us could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to successfully compete in our marketplace, our financial condition and operating results may be adversely affected.

We currently compete against both computer companies offering video server platforms and more traditional analog video playback systems. In the digital advertisement insertion market, we compete against suppliers of both analog tape-based and digital systems.

Due to the rapidly evolving markets in which we compete, additional competitors with significant market presence and financial resources, including computer hardware and software companies and television equipment manufacturers, may enter those markets, thereby further intensifying competition. Increased competition could result in price reductions and loss of market share which would adversely affect our business, financial condition and results of operations. Many of our current and potential competitors have greater financial, selling and marketing, technical and other resources than we do. Moreover, our competitors may also foresee the course of market developments more accurately than we. Although we believe that we have certain technological and other advantages over our competitors, realizing and maintaining these advantages will require a continued high level of investment by us in research and product development, marketing and customer service and support. In the future we may not have sufficient resources to continue to make these investments or to make the technological advances necessary to compete successfully with our existing competitors or with new competitors.

If we are unable to compete effectively, our business, prospects, financial condition and operating results would be materially adversely affected because of the difference in our operating results from the assumptions on which our business model is based.

If we fail to respond to rapidly changing technologies related to digital video, our business, financial condition and results of operations would be materially adversely affected because the competitive advantage of our products relative to those of our competitors would decrease.

The markets for our products are characterized by rapidly changing technology, evolving industry standards and frequent new product introductions and enhancements. Future technological advances in the television and video industries may result in the availability of new products or services that could compete with the solutions provided by us or reduce the cost of existing products or services, any of which could enable our existing or potential customers to fulfill their video needs better and more cost efficiently than with our products. Our future success will depend on our ability to enhance our existing digital video products, including the development of new applications for our technology, and to develop and introduce new products to meet and adapt to changing customer requirements and emerging technologies. In the future, we may not be successful in enhancing our digital video products or developing, manufacturing and marketing new products which satisfy customer needs or achieve market acceptance. In addition, there may be services, products or technologies developed by others that render our products or technologies uncompetitive, unmarketable or obsolete, or announcements of currently planned or other new product offerings either by us or our competitors that cause customers to defer or fail to purchase our existing solutions.

Because our business is susceptible to risks associated with international operations, we may not be able to maintain or increase international sales of our products.

International sales have accounted for approximately 12% to 22% of our revenues in each of the past five years. We expect that international sales will account for a significant portion of our business in the future. However, in the future we may be unable to maintain or increase international sales of our products. International sales are subject to a variety of risks, including:

•	difficulties in establishing and managing international distribution channels;

•	difficulties in selling, servicing and supporting overseas products and in translating products into foreign languages;

•	the uncertainty of laws and enforcement in certain countries relating to the protection of intellectual property;

•	multiple and possibly overlapping tax structures;

•	currency and exchange rate fluctuations; and

•	economic or political changes in international markets.

Our financial condition and results of operations could be materially adversely affected by the performance of the companies in which we have made and may in the future make equity investments.

We have made equity investments in a number of companies including, but not limited to, Casa Systems, Inc., Minerva Networks, Inc. and Insite One Inc. and may in the future make similar investments in other companies. These investments require capital investments that may not generate equity income or may result in a significantly lower valuation in the future than we believed at the time of making the investment. This may adversely affect our financial condition or results of operations.

Future acquisitions may be difficult to integrate, disrupt our business, dilute stockholder value or divert management attention.

As part of our business strategy, we may seek to acquire or invest in businesses, products or technologies that we believe could complement or expand our business, augment our market coverage, enhance our technical capabilities or otherwise offer growth opportunities. Acquisitions could create risks for us, including:

•	difficulties in assimilation of acquired personnel, operations, technologies or products which may affect our ability to develop new products and services and compete in our rapidly changing marketplace due to a resulting decrease in the quality of work and innovation of our employees upon which our business is dependent; and

•	adverse effects on our existing business relationships with suppliers and customers, which may be of particular importance to our business because our customer base is highly concentrated among a limited number of large customers, we purchase certain components used in manufacturing our products from sole suppliers and we use a limited number of third party manufacturers to manufacture our product.

In addition, if we consummate acquisitions through an exchange of our securities, our existing stockholders could suffer significant dilution. Any future acquisitions, even if successfully completed, may not generate any additional revenue or provide any benefit to our business.

The success of our business model could be influenced by changes in the regulatory environment, such as changes that either would limit capital expenditures by television operators or reverse the trend towards deregulation in the industries in which we compete.

The telecommunications and television industries are subject to extensive regulation which may limit the growth of our business, both in the United States and other countries. The growth of our business internationally is dependent in part on deregulation of the telecommunications industry abroad similar to that which has occurred in the United States and the timing and magnitude of which is uncertain. Broadband system operators are subject to extensive government regulation by the Federal Communications Commission and other federal and state regulatory agencies. These regulations could have the effect of limiting capital expenditures by broadband system operators and thus could have a material adverse effect on our business, financial condition and results of operations. The enactment by federal, state or international governments of new laws or regulations, changes in the interpretation of existing regulations or a reversal of the trend toward deregulation in these industries could adversely affect our customers, and thereby materially adversely affect our business, financial condition and results of operations.

We may not be able to hire and retain highly skilled employees, particularly managerial, engineering, customer service, selling and marketing, finance and manufacturing personnel, which could affect our ability to compete effectively because our business is technology-based and there is a shortage of these employees within the New England area.

Our success depends to a significant degree upon the continued contributions of our key management, engineering, customer service, selling and marketing, finance and manufacturing personnel, many of whom would be difficult to replace given the shortage within the New England area of qualified persons for these positions. We do not have employment contracts with our key personnel. We believe that our future success will also depend in large part upon our ability to attract and retain highly skilled managerial, engineering, customer service, selling and marketing, finance and manufacturing personnel, as our business is technology-based. Because competition for these personnel is intense, we may not be able to attract and retain qualified personnel in the future. The loss of the services of any of the key personnel, the inability to attract or retain qualified personnel in the future or delays in hiring required personnel, particularly software engineers and sales personnel, could have a material adverse effect on our business, financial condition and results of operations because our business is technology-based.

Increasing political and social turmoil, such as terrorist and military actions, increase the difficulty for us, our vendors and our customers to accurately forecast and plan future business activities and could have a material adverse effect on our business, financial condition and results of operation.

Recent political and social turmoil, including the terrorist attacks of September 11, 2001 and armed conflict involving the United States of America, may put further pressure on economic conditions in the United States and worldwide. The political, social and economic conditions make it difficult for us, our vendors and our customers to accurately forecast and plan future business activities. Our business, financial condition and results of operations may be materially adversely affected by a fluctuation in revenue relative to our forecasted value, as we may not be able to vary our incurred expenses in response to revenue actually realized.

USE OF PROCEEDS

SeaChange will not receive any proceeds from the sale of the Shares covered by this Prospectus. While SeaChange will receive sums upon the exercise of options by the Selling Shareholders, SeaChange currently has no plans for their application, other than for general corporate purposes. SeaChange cannot assure you that any such options will be exercised.

THE SELLING SHAREHOLDERS(1)

Certain affiliates of SeaChange (the “Selling Shareholders”) set forth below may receive options or Awards under the Plan in the future and upon exercise of such options or acquisition and vesting of Shares pursuant to Awards will receive Shares which may be sold. Certain Selling Shareholders may also receive restricted stock in the future pursuant to the Plan which may be sold upon vesting.

The following table sets forth: (i) the name of the Selling Shareholders, (ii) his or her position(s), office or other material relationship with SeaChange and its predecessors and affiliates over the past three years, (iii) the number of shares of Common Stock owned by each Selling Shareholder as of this Prospectus and prior to the offering.

NAME	POSITION WITH SEACHANGE	NUMBER OF SHARES/ PERCENTAGE OF COMMON STOCK PRIOR TO OFFERING (BOTH HELD DIRECTLY OR INDIRECTLY)(1)
William C. Styslinger, III(2)(3)	President, CEO and Chairman of the Board	2,103,712	7.36%
Martin R. Hoffmann(2)(4)	Director	182,686	*
Thomas F. Olson(2)(5)	Director	22,220	*
Mary Palermo Cotton(2)(6)	Director	7,813	*
Carmine Vona(2)(7)	Director	44,607	*

*	Less than 1%
(1)	Applicable percentage of ownership is based on 28,326,100 shares of Common Stock of SeaChange outstanding as of October 5, 2005 plus any outstanding stock options which may be exercised by each such stock holder within 60 days of October 5, 2005.
(2)

At this time, none of the Selling Shareholders have received options, restricted stock or Awards under the Plan. As part of this Prospectus, SeaChange is registering 1,500,000 Shares for the account of any recipient (including the Selling Shareholders) of options, restricted stock or Awards in connection with future grants under the Plan. There can be no assurances that any Selling Shareholder will receive or sell all or any of the Shares registered pursuant to this Prospectus. If a Selling Shareholder intends to sell Shares pursuant to this Prospectus, a post-effective amendment may be filed prior to such sale.

(3)	Includes 189,000 shares of common stock owned by Merrill Lynch, Trustee f/b/o William C. Styslinger, III, IRA. Excludes (i) 86,429 shares of common stock owned by Thomas and Emily Franeta as Trustees of The Styslinger Family Trust; (ii) 11,342 shares of common stock held by Thomas Franeta as Custodian for Kimberly J. Styslinger; (iii) 51,425 shares of common stock owned by his wife, Joyce Styslinger, and (iv) 1,380 shares of Common Stock owned by his daughter, Kimberly J. Styslinger. Mr. Styslinger disclaims beneficial ownership of the shares held by The Styslinger Family Trust, by Thomas Franeta as Custodian for Kimberly J. Styslinger, by his wife, Joyce Styslinger and by his daughter, Kimberly J. Styslinger. Includes 258,903 shares of Common Stock issuable pursuant to outstanding stock options that may be exercised within 60 days of October 5, 2005.
(4)	Includes 27,784 shares of Common Stock issuable pursuant to outstanding stock options that may be exercised within 60 days of October 5, 2005.
(5)	Includes 17,220 shares of Common Stock issuable pursuant to outstanding stock options that may be exercised within 60 days of October 5, 2005.
(6)	Includes 313 shares of Common Stock issuable pursuant to outstanding stock options that may be exercised within 60 days of October 5, 2005.
(7)	Includes 27,782 shares of Common Stock issuable pursuant to outstanding stock options that may be exercised within 60 days of October 5, 2005.

PLAN OF DISTRIBUTION

The Selling Shareholders have not advised SeaChange of any specific plan for the sale or distribution of the Shares. If and when they occur, such sales may be made in any of the following manners:

•	On the Nasdaq National Market (or through the facilities of any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association, on which the shares are then listed, admitted to unlisted trading privileges or included for quotation);

•	In public or privately negotiated transactions;

•	In transactions involving principals or brokers;

•	In a combination of such methods of sale; or

•	Any other lawful methods.

Although sales of the Shares are, in general, expected to be made at market prices prevailing at the time of sale, the Shares may also be sold at prices related to such prevailing market prices or at negotiated prices, which may differ considerably.

When offering the Shares covered by this Prospectus, each of the Selling Shareholders and any broker-dealers who sell the Shares for the Selling Shareholders may be “underwriters” within the meaning of the Securities Act, and any profits realized by such Selling Shareholders and the compensation of such broker-dealers may be underwriting discounts and commissions.

Sales through brokers may be made by any method of trading authorized by any stock exchange or market on which the Shares may be listed, including block trading in negotiated transactions. Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the Shares covered by this Prospectus, either as agents for others or as principals for their own accounts, and reselling such Shares pursuant to this Prospectus. The Selling Shareholders may effect such transactions directly, or indirectly through underwriters, broker-dealers or agents acting on their behalf. In connection with such sales, such broker-dealers or agents may receive compensation in the form of commissions, concessions, allowances or discounts, any or all of which might be in excess of customary amounts.

Each of the Selling Shareholders is acting independently of SeaChange in making decisions with respect to the timing, manner and size of each sale of Shares. SeaChange has not been advised of any definitive selling arrangement at the date of this Prospectus between any Selling Shareholder and any broker-dealer or agent.

To the extent required, the names of any agents, broker-dealers or underwriters and applicable commissions, concessions, allowances or discounts, and any other required information with respect to any particular offer of the Shares by the Selling Shareholders, will be set forth in a Prospectus Supplement.

The expenses of preparing and filing this Prospectus and the related Registration Statement with the SEC will be paid entirely by SeaChange. Shares of Common Stock covered by this Prospectus also may qualify to be sold pursuant to Rule 144 under the Securities Act, rather than pursuant to this Prospectus. The Selling Shareholders have been advised that they are subject to the applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including without limitation, Rule 10b-5 thereunder.

Neither SeaChange nor the Selling Shareholders can estimate at the present time the amount of commissions or discounts, if any, that will be paid by the Selling Shareholders on account of their sales of the Shares from time to time.

LEGAL MATTERS

Certain legal matters with respect to the issuance of the Shares offered in this Prospectus will be passed upon for SeaChange by Choate, Hall & Stewart LLP, Two International Place, Boston, Massachusetts 02110.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of SeaChange International, Inc. for the year ended January 31, 2005 and the audited historical financial statements of Liberate Technologies Non-North America business included in Exhibit 99.2 of the Current Report on Form

8-K/A of SeaChange International, Inc. dated September 26, 2005 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INFORMATION INCORPORATED BY REFERENCE

The following documents filed by SeaChange with the SEC are incorporated in this Registration Statement by reference as of their respective dates:

(a)	SeaChange’s Annual Report on Form 10-K for the fiscal year ended January 31, 2005 (File No. 000-21393);

(b)	SeaChange’s Quarterly Reports on Form 10-Q for the fiscal quarters ended April 30, 2005 and July 31, 2005 (File No. 000-21393) and SeaChange’s Current Reports on Form 8-K filed on February 4, 2005, March 8, 2005, April 21, 2005, May 6, 2005, May 24, 2005, June 1, 2005, June 30, 2005, July 12, 2005, July 18, 2005, August 23, 2005, September 6, 2005, September 26, 2005 and September 29, 2005 (File No. 000-21393); and

(c)	The section entitled “Description of Registrant’s Securities to be Registered” contained in SeaChange’s Registration Statement on Form 8-A, filed pursuant to Section 12(g) of the Exchange Act, on September 18, 1996 (File No. 000-21393).

All documents subsequently filed with the SEC by SeaChange pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

SeaChange will provide to any person, including any beneficial owner of its securities, to whom this Prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this Prospectus but not delivered with this Prospectus. You may make such requests at no cost to you by writing or telephoning SeaChange at the following address or number:

SeaChange International, Inc.

124 Acton Street

Maynard, Massachusetts 01754

Phone: (978) 897-0100

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and accordingly file reports, proxy statements and other information with the SEC. Reports, proxy statements and other information filed by SeaChange may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549.

Information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. Our Common Stock is traded on the Nasdaq National Market. Reports, proxy statements and other information concerning SeaChange may be inspected at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006.

We have filed with the SEC a Registration Statement on Form S-8 under the Securities Act with respect to the shares of our Common Stock offered hereby. This Prospectus does not contain all information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding us and the Shares of our Common

Stock offered hereby, we refer you to the Registration Statement and to the exhibits and schedules filed with it. Statements contained in this Prospectus regarding the contents of any agreement or other document filed as an exhibit to the Registration Statement are necessarily summaries of those documents, and in each instance we refer you to the copy of that document filed as an exhibit to the Registration Statement for a more complete description of the matters involved. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of all or any part thereof may be obtained from that office upon payment of the prescribed fees. In addition, the SEC maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

We will provide without charge to each person who is delivered a Prospectus, on written or oral request, a copy of any or all of the documents incorporated by reference in this document, other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents. Requests for copies should be directed to Investor Relations, SeaChange International, Inc., 124 Acton Street, Maynard, Massachusetts 01754, Telephone: (978) 897-0100.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Delaware General Corporation Law and our Certificate of Incorporation provide for indemnification of our directors and officers for liabilities and expenses that they may incur in those capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of SeaChange, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. We refer you to our Amended and Restated Certificate of Incorporation filed as Exhibit 3.3 to our Registration Statement on Form S-1 filed with the SEC on November 4, 1996 (File No. 333-12233) and the amendment thereto filed as Exhibit 4.1 to our Quarterly Report on Form 10-Q filed with the SEC on December 15, 2000 (File No. 333-51386).

We maintain directors’ and officers’ liability insurance to insure our directors and certain officers against certain liabilities and expenses which arise out of or in connection with their capacities as directors and officers.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by SeaChange with the SEC are incorporated in this Registration Statement by reference as of their respective dates:

(a)	SeaChange’s Annual Report on Form 10-K for the fiscal year ended January 31, 2005 (File No. 000-21393);

(b)	SeaChange’s Quarterly Reports on Form 10-Q for the fiscal quarters ended April 30, 2005 and July 31, 2005 (File No. 000-21393) and SeaChange’s Current Reports on Form 8-K filed on February 4, 2005, March 8, 2005, April 21, 2005, May 6, 2005, May 24, 2005, June 1, 2005, June 30, 2005, July 12, 2005, July 18, 2005, August 23, 2005, September 6, 2005, September 26, 2005 and September 29, 2005 (File No. 000-21393); and

(c)	The section entitled “Description of Registrant’s Securities to be Registered” contained in SeaChange’s Registration Statement on Form 8-A, filed pursuant to Section 12(g) of the Exchange Act, on September 18, 1996 (File No. 000-21393).

All documents subsequently filed with the SEC by SeaChange pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Delaware General Corporation Law and our Certificate of Incorporation provide for indemnification of our directors and officers for liabilities and expenses that they may incur in those capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of SeaChange, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. We refer you to our Amended and Restated Certificate of Incorporation filed as Exhibit 3.3 to our Registration Statement on Form S-1 filed with the SEC on November 4, 1996 (File No. 333-12233) and the amendment thereto filed as Exhibit 4.1 to our Quarterly Report on Form 10-Q filed with the SEC on December 15, 2000 (File No. 333-51386).

We maintain directors’ and officers’ liability insurance to insure our directors and certain officers against certain liabilities and expenses which arise out of or in connection with their capacities as directors and officers.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS

Exhibit No.	Description of Exhibit
Exhibit 4.1	Specimen certificate representing the Common Stock of SeaChange (filed as Exhibit 4.1 to our Registration Statement on Form S-1 filed with the SEC on October 24, 1996 (File No. 333-12233) and incorporated herein by reference).

Exhibit 4.2	Amended and Restated Certificate of Incorporation of SeaChange (filed as Exhibit 3.3 to our Registration Statement on Form S-1 filed with the SEC on November 4, 1996 (File No. 333-12233) and incorporated herein by reference)

Exhibit 4.3	Certificate of Amendment, filed May 25, 2000 with the Secretary of State in the State of Delaware, to the Amended and Restated Certificate of Incorporation of SeaChange (filed as Exhibit 4.1 to the our Quarterly Report on 10-Q filed with the SEC on December 15, 2000 (Filed No. 000-21393) and incorporated herein by reference).

Exhibit 4.4	Amended and Restated By-laws of SeaChange (filed as Exhibit 3.5 to our Registration Statement on Form S-1 filed with the SEC on November 4, 1996 (File No. 333-12233) and incorporated herein by reference).

Exhibit 4.5	2005 Equity Compensation and Incentive Plan of SeaChange (filed as Appendix A to our Definitive Proxy Statement on Schedule 14A filed with the SEC on May 27, 2005 (File No. 000-21393) and incorporated herein by reference).

Exhibit 5.1	Opinion of Choate, Hall & Stewart LLP.

Exhibit 23.1	Consent of PricewaterhouseCoopers LLP.

Exhibit 23.2	Consent of Choate, Hall & Stewart LLP (included in Exhibit 5.1).

Exhibit 24.1	Power of Attorney (included as part of the signature page to this Registration Statement).

ITEM 9. UNDERTAKINGS.

(a)	SeaChange hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any Prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of Prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by SeaChange pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	SeaChange hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of SeaChange’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of SeaChange pursuant to the provisions described in Item 6, or otherwise, SeaChange has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by SeaChange of expenses incurred or paid by a director, officer or controlling person of SeaChange in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, SeaChange will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, SeaChange International, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Maynard, Commonwealth of Massachusetts, on this 13th day of October, 2005.

SEACHANGE INTERNATIONAL, INC.

By:	/s/ William L. Fiedler
William L. Fiedler
Senior Vice President, Finance and
Administration, Chief Financial Officer,
Secretary and Treasurer (Principal
Financial and Accounting Officer)

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William C. Styslinger, III and William L. Fiedler, jointly and severally, his attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 (including the post-effective amendments), and to file same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date
/s/ William C. Styslinger, III William C. Styslinger, III	President, Chief Executive Officer, Chairman of the Board and Director (Principal Executive Officer)	October 13, 2005

/s/ William L. Fiedler William L. Fiedler	Senior Vice President, Finance and Administration, Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)	October 13, 2005

/s/ Martin R. Hoffmann	Director	October 13, 2005
Martin R. Hoffmann

/s/ Carmine Vona	Director	October 13, 2005
Carmine Vona

/s/ Thomas F. Olson	Director	October 13, 2005
Thomas F. Olson

/s/ Mary Palermo Cotton	Director	October 13, 2005
Mary Palermo Cotton

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit
Exhibit 4.1	Specimen certificate representing the Common Stock of SeaChange (filed as Exhibit 4.1 to our Registration Statement on Form S-1 filed with the SEC on October 24, 1996 (File No. 333-12233) and incorporated herein by reference).

Exhibit 4.2	Amended and Restated Certificate of Incorporation of SeaChange (filed as Exhibit 3.3 to our Registration Statement on Form S-1 filed with the SEC on November 4, 1996 (File No. 333-12233) and incorporated herein by reference)

Exhibit 4.3	Certificate of Amendment, filed May 25, 2000 with the Secretary of State in the State of Delaware, to the Amended and Restated Certificate of Incorporation of SeaChange (filed as Exhibit 4.1 to our Quarterly Report on 10-Q filed with the SEC on December 15, 2000 (Filed No. 000-21393) and incorporated herein by reference).

Exhibit 4.4	Amended and Restated By-laws of SeaChange (filed as Exhibit 3.5 to our Registration Statement on Form S-1 filed with the SEC on November 4, 1996 (File No. 333-12233) and incorporated herein by reference).

Exhibit 4.5	2005 Equity Compensation and Incentive Plan of SeaChange (filed as Appendix A to our Definitive Proxy Statement on Schedule 14A filed with the SEC on May 27, 2005 (File No. 000-21393) and incorporated herein by reference).

Exhibit 5.1	Opinion of Choate, Hall & Stewart LLP.

Exhibit 23.1	Consent of PricewaterhouseCoopers LLP.

Exhibit 23.2	Consent of Choate, Hall & Stewart LLP (included in Exhibit 5.1).

Exhibit 24.1	Power of Attorney (included as part of the signature page to this Registration Statement).